Exhibit 99.1

DSP Group, Inc. Reports Third Quarter 2011 Earnings

SAN JOSE, Calif., October 27, 2011—DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications at home, announced today its results for the third quarter ended September 30, 2011.

Third Quarter Results:

Revenues for the third quarter of 2011 were $48,373,000, a decrease of 26% from revenues of $65,154,000 for the third quarter of 2010. Net loss for the third quarter of 2011 was $4,814,000, as compared to net income of $1,917,000 for the third quarter of 2010. Diluted earnings per share (EPS) for the third quarter of 2011 were a loss of $0.21 per share, as compared to a diluted EPS of $0.08 per share for the third quarter of 2010.

Non-GAAP Results:

Non-GAAP net loss and EPS for the third quarter of 2011 were $846,000 and a loss of $0.04 per share, respectively, as compared to non-GAAP net income of $6,501,000 and EPS of $0.27 per share for the third quarter of 2010. Non-GAAP net loss and diluted EPS for the third quarter of 2011 excluded the impact of amortization of acquired intangible assets of $2,197,000 associated with the acquisition of NXP’s CIPT business; equity-based compensation expenses of $1,351,000 and restructuring expenses of $420,000. Non-GAAP net income and diluted EPS for the third quarter of 2010 excluded the impact of amortization of acquired intangible assets of $2,494,000 associated with the acquisition of the Cordless and VoIP Terminals business of NXP B.V.; equity-based compensation expenses of $2,266,000; restructuring expenses of $394,000 and a tax benefit of $570,000 resulting from the reversal of income tax contingency reserve that was determined to be no longer needed due to the expiration of applicable limitation statutes.

Ofer Elyakim, CEO of DSP Group, stated: “Despite the present weakness in our core cordless telephony business, we continue to see solid market traction and revenue growth for our new products going forward. These new products present a material and new opportunity with new customers for DSP Group that we are starting to realize through many new design wins and expect these products to post solid revenues and accelerated growth through 2012. Moreover, we have successfully implemented the cost reduction program we announced back in July and our third quarter and fourth quarter non-GAAP operating expenses already reflect an annual operating expense run rate of $75 million.”

Mr. Elyakim also stated, “The weakness in bookings that began in the third quarter continues into the fourth quarter of 2011, resulting in softer than expected outlook for the fourth quarter. Based on our internal assessment and forecasts received from our customers, we now expect our fourth quarter revenues to be in the range of $34 to $38 million.”

“In the third quarter we accelerated our share buyback activity and repurchased approximately 500,000 shares for approximately $3.4 million, for an average price of $6.75 per share, bringing the total number of shares available for repurchase under the board authorization to 2.1 million shares. We believe that the repurchase of shares at or near current price levels is an attractive investment for the company and its shareholders.”

Presentation on non-GAAP Net Income Calculation

The Company believes that the non-GAAP presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter ended September 30, 2011 to the same period in 2010 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensations expenses are reflected on its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements about the temporary nature of the softening market demand in cordless telephony products; the Company’s financial guidance for fourth quarter revenues; the Company’s expectations for solid and accelerated revenue growth for new products through 2012 and the Company’s expectations of an annual operating expense run rate of 75 million. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise as a result of various factors, including the duration and extent of the slowdown in consumer demand for traditional cordless telephony products; the growth of the residential gateway market; our ability to lower operating expenses; our ability to secure additional design wins and the success of our new XpandR, IP telephony and CAT iq product introductions; unexpected delays in the commercial launch of new products; the impact of reductions in lead times and inventory levels by DSP Group customers and their customers; slower than expected change in the nature of residential communications domain; DSP Group’s inability to develop and produce new products at competitive costs and in a timely manner or failure of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2010 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

About DSP Group

DSP Group, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications at home. Delivering system solutions that combine semiconductors and software with reference designs, DSP Group enables consumer electronics (CE) manufacturers to cost-effectively develop new revenue-generating applications with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, and with a growing share of the wireless home telephony market, DSP Group provides a broad portfolio of wireless chipsets integrating DECT, Wi-Fi, PSTN and VoIP technologies with state-of-the-art application processors. Enabling converged voice, audio, video and data connectivity across diverse consumer products—from cordless and VoIP phones to home gateways and connected multimedia screens—DSP Group proactively partners with CE manufacturers to shape the future of converged communications at home. For more information, visit www.dspg.com.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. ET today to discuss the financial results for the third quarter of 2011 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section of DSP Group’s Web site at www.dspg.com or link to: http://www.media-server.com/m/p/4y99av68

If you cannot join the call, please listen to the replay, which will be available for one week after the call on DSP Group’s Web site or by calling the following numbers:

•	US Dial-In # 1-888-286-8010 (passcode: 28671166)

•	International Dial-In # 1-617-801-6888 (passcode: 28671166)

For more information, please contact Victor Halpert, Director of Business Development and Investor Relations. Tel: +1 917 602 2965, Email: victor.halpert@dspg.com

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$48,373	$65,154	$155,666	$182,110
Cost of revenues	30,853	39,806	99,167	109,919
Gross profit	17,520	25,348	56,499	72,191
Operating expenses:
Research and development	12,570	14,066	40,970	41,098
Sales and marketing	4,179	4,332	12,357	13,003
General and administrative	3,282	3,487	9,952	10,864
Amortization of intangible assets	2,197	2,494	6,591	7,479
Restructuring expenses (income)	420	394	(170)	394
Total operating expenses	22,648	24,773	69,700	72,838
Operating income (loss)	(5,128)	575	(13,201)	(647)
Financial income, net	455	382	1,333	1,070
Income (loss) before taxes on income	(4,673)	957	(11,868)	423
Taxes on income (income tax benefit)	141	(960)	(448)	(943)
Net income (loss)	$(4,814)	$1,917	$(11,420)	$1,366

Net earnings (loss) per share:
Basic	$(0.21)	$0.08	$(0.49)	$0.06
Diluted	$(0.21)	$0.08	$(0.49)	$0.06
Weighted average number of shares of common stock used in the computation of:
Basic	23,371	23,352	23,397	23,202
Diluted	23,371	23,420	23,397	23,225

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	($4,814)	$1,917	($11,420)	$1,366
Equity-based compensation expense included in cost of product revenues and other	94	168	328	537
Equity-based compensation expense included in Research and Development	635	1,115	2,241	3,617
Equity-based compensation expense included in Sales and Marketing	231	370	794	1,138
Equity-based compensation expense included in General and Administrative	391	613	1,700	2,051
Amortization of intangible assets related to NXP transaction	2,197	2,494	6,591	7,479
Reversal of income tax contingency reserve that was determined to be no longer needed	—	(570)	—	(570)
Reversal of a reserve that was determined to be no longer needed due to the expiration of applicable limitation statutes included in costs of goods sold	—	—	—	(2,500)
Restructuring expenses (income)	420	394	(170)	394
Non-GAAP net income (loss)	$(846)	$6,501	$64	$13,512

GAAP weighted-average number of Common stock used in computation of basic and diluted income and loss per share (In thousands)	23,371	23,352	23,397	23,202
weighted – average number of shares related to outstanding options and SARS	—	298	—	526
weighted-average number of Common stock used in computation of Non-GAAP diluted net income and loss per share	23,371	23,650	23,397	23,728
GAAP Diluted net income (loss) per share	($0.21)	$0.08	($0.49)	$0.06
Equity-based compensation expense	0.06	0.10	0.22	0.31
Amortization of intangible assets related to NXP transaction	0.09	0.10	0.28	0.32
Reversal of income tax contingency reserve that was determined to be no longer needed	—	(0.03)	—	(0.03)
Reversal of a reserve that was determined to be no longer included in costs of goods sold	—		—	(0.11)
Restructuring expenses (income)	0.02	0.02	(0.01)	0.02
Non-GAAP diluted net income (loss) per share	$(0.04)	$0.27	$0.00	$0.57

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$28,575	$33,912
Restricted deposits	121	121
Marketable securities and short term deposits	33,421	29,903
Trade receivables, net	29,991	25,170
Inventories	14,964	18,803
Other accounts receivable and prepaid expenses	4,364	6,302
Deferred income taxes	116	121

Total current assets	111,552	114,332
Property and equipment, net	6,444	7,786
Long term marketable securities and deposits	69,437	75,825
Severance pay fund	10,482	11,336
Intangible assets, net	3,854	10,434
Investment in other companies	2,200	2,200
Long term prepaid expenses and lease deposits	499	642

	86,472	100,437

Total assets	$204,468	$222,555

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$18,368	$19,206
Other current liabilities	18,683	23,053

Total current liabilities	37,051	42,259
Accrued severance pay	10,719	12,419
Accrued pensions	823	774

Total long term liabilities	11,542	13,193
Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	340,195	335,132
Accumulated other comprehensive income	(1,339)	355
Less – Cost of treasury stock	(119,068)	(119,280)
Accumulated deficit	(63,936)	(49,127)

Total stockholders’ equity	155,875	167,103

Total liabilities and stockholders’ equity	$204,468	$222,555